Exhibit(a)(5)(B)

Bilibili Inc. Announces Completion of the Repurchase Right Offer for

Its 1.25% Convertible Senior Notes due 2027

SHANGHAI, China, June 14, 2023 — Bilibili Inc. (“Bilibili” or the “Company”) (NASDAQ: BILI and HKEX: 9626), an iconic brand and a leading video community for young generations in China, today announced that it has completed its previously announced repurchase right offer relating to its 1.25% Convertible Senior Notes due 2027 (CUSIP No. 090040AD8) (the “Notes”). The repurchase right offer expired at 5:00 p.m., New York City time, on Tuesday, June 13, 2023. Based on information from Deutsche Bank Trust Company Americas as the paying agent for the Notes, US$745,907,000 aggregate principal amount of the Notes were validly surrendered and not withdrawn prior to the expiration of the repurchase right offer. The aggregate cash purchase price of these Notes is US$745,907,000. The Company has accepted all of the surrendered Notes for repurchase and has forwarded cash in payment of the same to the paying agent for distribution to the applicable holders.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, http://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, http://ir.bilibili.com/.

About Bilibili Inc.

Bilibili is an iconic brand and a leading video community with a mission to enrich the everyday lives of young generations in China. Bilibili offers a wide array of video-based content with All the Videos You Like as its value proposition. Bilibili builds its community around aspiring users, high-quality content, talented content creators and the strong emotional bonds among them. Bilibili pioneered the “bullet chatting” feature, a live comment function that has transformed our users’ viewing experience by displaying the thoughts and feelings of audience members viewing the same video. The Company has now become the welcoming home of diverse interests among young generations in China and the frontier for promoting Chinese culture across the world.

For more information, please visit: http://ir.bilibili.com.

For investor and media inquiries, please contact:

In China

Bilibili Inc.

Juliet Yang

Tel: +86-21-2509-9255 Ext. 8523

E-mail: ir@bilibili.com

Piacente Financial Communications

Helen Wu

Tel: +86-10-6508-0677

E-mail: bilibili@tpg-ir.com

In the United States

Piacente Financial Communications

Brandi Piacente

Tel: +1-212-481-2050

E-mail: bilibili@tpg-ir.com